Exhibit 10.2

CONFIDENTIAL SETTLEMENT AGREEMENT, INCLUDING RELEASES OF

CLAIMS, COVENANT NOT TO SUE, AND STIPULATION OF DISMISSIAL

This Settlement Agreement, including Releases of Claims, Covenant Not To Sue, and Stipulation of Dismissal of the Litigation (as defined below) (the “Agreement”), is made and entered into as of December 20, 2012, between and among Alzheimer’s Institute of America, Inc. (“AIA”), and Myrexis, Inc. (“Myrexis”), Myriad Genetics, Inc. (“Myriad Genetics”), Myriad Therapeutics, Inc. (formerly known as Myriad Pharmaceuticals, Inc. and referred to herein as “Myriad Pharmaceuticals”), Mayo Clinic Jacksonville (“Mayo Clinic”) and Mayo Foundation for Medical Education and Research (“Mayo Foundation”). The foregoing entities are collectively referred to herein as the “Parties”, or individually referred to as a “Party”; Myriad Genetics and Myriad Pharmaceuticals are collectively referred to herein as “Myriad”; Mayo Clinic and Mayo Foundation are collectively referred to herein as “Mayo”; and Myrexis, Myriad Genetics, Myriad Pharmaceuticals, Mayo Clinic and Mayo Foundation are collectively are referred to herein as the “Plaintiffs”.

WHEREAS, there exists a consolidated dispute between and among the foregoing Parties resulting from the following cases, Alzheimer’s Institute of America, Inc. v. Mayo Clinic Jacksonville, Inc., et al., Case No.: 03-2645-CM-DJW (D. Kan. filed December 18, 2003), Mayo Clinic Jacksonville, et al. v. Alzheimer’s Institute of America, Inc., Case No.: 05-cv-639-T23-TBM (M.D. Fla. filed March 31, 2005), and Alzheimer’s Institute of America, Inc. v. Mayo Clinic Jacksonville, et al., Case No. 05-1049-T26-TBM, currently pending in the U.S. District Court for the Middle District of Florida (collectively the “Litigation”), stating or addressing claims by AIA based upon activities of Mayo and Myriad involving what is known as the Swedish Mutation in cell lines and in vitro use of the Swedish Mutation for research and other purposes, which AIA asserts infringe claims set forth in United States Patent Nos. 5,455,169 and 5,795,963 (the “Patents-in-Suit” which, together with United States Patent Nos. 6,818,448 and 7,538,258, and any continuations, continuations-in-part, divisions, reissues, and re-examinations of any of the foregoing, and any patent applications or patents claiming priority from any of the foregoing, or from which priority is claimed by any of the foregoing, and any foreign counterparts or equivalents to any of the foregoing, are collectively referred to herein as “the AIA Patents”);

WHEREAS, the Parties seek to compromise and settle fully and finally (i) all claims and any potential claims between or among them regarding the Patents-in-Suit and the Litigation, including, without limitation, all claims asserted or which could have been asserted in the Litigation, and all claims of any type or kind based upon, related to, or directly or indirectly arising from, out of or in connection with the activities of Mayo or Myriad involving or concerning cell lines containing the Swedish Mutation, in vitro materials derived from cell lines containing the Swedish Mutation, or any other in vitro research tools containing the Swedish Mutation, and (ii) except for the limited preservation of claims between AIA and the Mayo Foundation described in Section 5 hereof, all claims and potential claims regarding the AIA Patents, in each case under clauses (i) and (ii) above, from the inception of time through the Effective Date (as defined below);

WHEREAS, the Parties wish to exclude from the Agreement, and preserve rights, claims and actions that AIA and the Mayo Foundation may have against one another based on that certain License Agreement, dated September 13, 1996 (“1996 License Agreement”), but only to the extent such claims are not based upon, related to, or directly or indirectly arising from, out of or in connection with the activities of Mayo or Myriad involving or concerning cell lines containing the Swedish Mutation, in vitro materials derived from cell lines containing the Swedish Mutation, or any other in vitro research tools containing the Swedish Mutation (because any and all such claims are included within the Release and Covenant Not To Sue that AIA is delivering to the Plaintiffs pursuant to this Agreement);

WHEREAS, the Parties do not make any admission of liability or wrongdoing by entering into this Agreement (or in connection with or concerning the 1996 License Agreement), and are entering into this Agreement for the sole purpose of avoiding the expense, time, distraction and uncertainties of continuing the Litigation and of eliminating all claims that could be brought by AIA regarding the Patents-in-Suit or the other AIA Patents, or based upon, related to, or directly or indirectly arising from, out of or in connection with the activities of Mayo or Myriad involving or concerning cell lines containing the Swedish Mutation, in vitro materials derived from cell lines containing the Swedish Mutation, or any other in vitro research tools containing the Swedish Mutation, and, therefore, nothing contained herein shall be construed or considered to be an admission by any of the Parties concerning any element of their dispute, the Litigation or the 1996 License Agreement;

NOW, THEREFORE, for good and valuable consideration (including, but not limited to, the execution and delivery of the Releases described and provided herein, the Covenant Not To Sue provided herein, the Stipulation of Dismissal, and the other covenants, recitals, undertakings and agreements set forth in this Agreement), the receipt and sufficiency of which hereby are acknowledged, and effective as of the date on which all Parties shall have executed this Agreement, the undersigned Parties agree as follows:

1.	Settlement Consideration.

In consideration of the Releases and Covenant Not To Sue to be provided by AIA to all other Parties, and other provisions described in this Agreement, Myrexis shall, on behalf of itself and the other Plaintiffs, (i) pay to AIA the sum of One Million Five Hundred Twenty-Five Thousand Dollars ($1,525,000) by wire transfer as designated in writing by AIA (“the Settlement Payment”), and (ii) transfer to AIA the rights and assets associated with certain of its research and development programs as provided in Section 2 hereof (the “Program Assets Transfer”). AIA expressly acknowledges and agrees that the above-described consideration is being delivered to and received by AIA in full, final and complete settlement of all claims or potential claims it has, or ever had, against any of the Plaintiffs (except as to Mayo Foundation, subject to the limited exclusion set forth in Section 5 below). AIA acknowledges and agrees that it and its counsel are solely responsible for properly and accurately reporting the above-referenced consideration to the taxing authorities, and they rely upon no representation of any of the other Parties or their attorneys regarding the taxability of such consideration.

The Settlement Payment shall be made to AIA upon the initiation of the Program Assets Transfer (such date being referred to as the “Effective Date”), which shall occur on or before December 21, 2012. Simultaneously with the delivery of the Settlement Payment and the payment described in Section 1.03(c) of Appendix B hereto, to AIA, the Parties shall be deemed to have delivered the Releases set forth herein, AIA shall be deemed to have delivered the Covenant Not to Sue set forth herein, and the Parties shall cause the Stipulation of Dismissal of the Litigation to be filed in the Court in the form attached hereto as Appendix A as provided herein.

2.	Myrexis Transfer of Program Rights and Assets to AIA.

Myrexis shall effect the Program Assets Transfer as provided in Appendix B hereto. AIA and Myrexis agree that Myrexis will use commercially reasonable efforts to transfer the Conveyed Assets (as defined in Appendix B) on the terms and conditions set forth in Appendix B. Any claim by AIA that the Program Assets Transfer is incomplete in any respect shall not invalidate, void or make subject to rescission this Agreement, the Releases, the AIA Covenant Not To Sue, or the Stipulation of Dismissal of the Litigation. AIA’s sole remedy in connection therewith shall be specific performance of the Program Assets Transfer provisions as provided for in Appendix B.

3.	AIA’s Release and Covenant Not to Sue.

(a) Release by AIA. In consideration of the recitals, covenants, promises, actions, undertakings and conditions contained in this Agreement, and subject only to the limited exclusion set forth in Section 5 hereof preserving for AIA the right to assert specified Claims (as defined below) against the Mayo Foundation, AIA, for itself and for its respective members, parents, subsidiaries, affiliates, divisions, officers, directors, shareholders, employees, heirs, trusts, trustees, contingent or remainder beneficiaries, settlors of trusts, representatives, agents, principals, attorneys, successors and assigns, whether past, present or future (collectively, the “AIA Releasing Parties”), hereby releases, remises, acquits, and forever discharges the Plaintiffs and their respective members, parents, subsidiaries, affiliates, divisions, officers, directors, shareholders, employees, heirs, trusts, trustees, contingent or remainder beneficiaries, settlors of trusts, representatives, agents, principals, attorneys, successors and assigns, whether past, present or future (collectively, the “AIA Released Parties”), from any and all claims, potential claims, demands, suits, causes of action of every type and kind, debts, attorneys’ fees, costs or liabilities of any kind whatsoever, known or unknown, suspected or unsuspected (collectively hereinafter, “Claims”), that AIA now has, or ever had from the inception of time through the Effective Date, against the Plaintiffs, including, but not limited to: (i) Claims based on, related to, or arising out of, directly or indirectly, Claims that were asserted in the Litigation or which could have been asserted in the Litigation, (ii) Claims for infringement or alleged infringement of any patents, including the Patents-in-Suit and the other AIA Patents, and (iii) Claims based upon, related to, or directly or indirectly arising from, out of or in connection with the activities of Mayo or Myriad involving or concerning cell lines containing the Swedish Mutation, in vitro materials derived from cell lines containing the Swedish Mutation, or any other in vitro research tools containing the Swedish Mutation. Nothing in this paragraph shall be interpreted as releasing the Plaintiffs from obligations arising under and set forth in this Agreement and from claims or causes of action arising out of any breach of those obligations.

(b) Covenant Not to Sue. Subject only to the limited exclusion set forth in Section 5 hereof preserving for AIA the right to assert specified Claims against the Mayo Foundation, AIA also agrees, promises and covenants that neither the AIA Releasing Parties, nor any other person, organization or entity acting on their behalf, with their permission and/or with their cooperation, has filed or will file, charge, claim, sue or cause or permit to be filed or charged, any action or Claim for damages or other relief (including, but not limited to, injunctive, declaratory or other equitable relief) against any of the AIA Released Parties, based upon, related to, or directly or indirectly arising from, out of or in connection with, the Litigation, the Patents-in-Suit or the AIA Patents, including Claims that were made or could have been made in the Litigation, all other Claims based on the Patents-in-Suit or the other AIA Patents, and all Claims based upon, related to, or directly or indirectly arising from, out of or in connection with the activities of

Mayo and Myriad involving or concerning cell lines containing the Swedish Mutation, in vitro materials derived from cell lines containing the Swedish Mutation, or any other in vitro research tools containing the Swedish Mutation. In the event of a breach of this provision, AIA agrees to hold harmless and indemnify the AIA Released Parties from and against any and all losses, costs, damages, penalties, fines, judgments, interest or expenses, including, without limitation, attorneys’ fees, incurred by any or all of them by reason of any such Claims asserted by any of the AIA Releasing Parties, or by any person, organization or other entity acting on their behalf or with their permission or cooperation.

4.	Plaintiffs’ Release.

(a) Release by Plaintiffs. In consideration of the recitals, covenants, promises, actions, undertakings and conditions contained in this Agreement, each of the Plaintiffs, for themselves and for their respective members, parents, subsidiaries, affiliates, divisions, officers, directors, shareholders, employees, heirs, trusts, trustees, contingent or remainder beneficiaries, settlors of trusts, representatives, agents, principals, attorneys, successors and assigns, whether past, present or future (collectively, the “Plaintiff Releasing Parties”), hereby releases, remises, acquits, and forever discharges AIA and its members, parents, subsidiaries, affiliates, divisions, officers, directors, shareholders, employees, heirs, trusts, trustees, contingent or remainder beneficiaries, settlors of trusts, representatives, agents, principals, attorneys, successors and assigns, whether past, present or future (collectively, the “Plaintiff Released Parties”), from any and all Claims that such Plaintiffs now have or ever had from the inception of time through the Effective Date, based upon, related to, or directly or indirectly arising from, out of or in connection with, Claims that were asserted in the Litigation, or which could have been asserted in the Litigation (subject only to the limited exclusion set forth in Section 5 hereof preserving for the Mayo Foundation the right to assert specified Claims against AIA). Nothing in this paragraph shall be interpreted as releasing AIA from obligations arising under and set forth in this Agreement and from claims or causes of action arising out of any breach of those obligations.

5.	Release Limitation.

Nothing in Sections 3 or 4 or anywhere else in this Agreement shall release the Mayo Foundation or AIA from any Claims or disputes between or among AIA and the Mayo Foundation based upon the 1996 License Agreement, and all such Claims that may now exist are preserved and not affected by this Agreement or the resolution of the Litigation, but only to the extent such claims are not based upon, related to, or directly or indirectly arising from, out of or in connection with the activities of Mayo and Myriad involving or concerning cell lines containing the Swedish Mutation, in vitro materials derived from cell lines containing the Swedish Mutation, or any other in vitro research tools containing the Swedish Mutation (because any and all such Claims are included within the Release and Covenant Not To sue that AIA is delivering to the Plaintiffs pursuant to this Agreement).

6. No Admission of Liability. The Parties acknowledge that this Agreement is given in compromise and settlement of dispute claims and is not, and shall not be construed as, an admission of liability, or as an admission of the truthfulness of any allegations made by any of the Parties. All Parties expressly deny all liability to any other Party and the claims made against them.

7.	Confidentiality, Non-Disparagement, and Related Obligations.

(a) Confidentiality. As a material inducement to and as an express condition of this Agreement, the Parties agree that the specific terms of this Agreement shall be held confidential and shall not be disclosed, except as required by law, to any person other than to an immediate family member, legal counsel or financial advisor (provided that any authorized individual to whom disclosure is made agrees to be bound by these confidentiality obligations). The Parties acknowledge that Myrexis, as a public company with reporting obligations pursuant to the Securities Exchange Act of 1934, as amended, is required to publicly disclose the terms of this Agreement in, and file a copy of this Agreement as an exhibit to, a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

(b) Non-Disparagement. As a material inducement to and as an express condition of this Agreement, each of the Parties agrees that it shall not directly or indirectly make any statements that are professionally disparaging about any other Party in any medium (in any verbal or written form or through any form of social media) including, but not limited to, any statements that disparage the conduct or reputation of any of the Parties.

8.	Complete Defense Against Future Suit.

This Agreement may be pleaded as a full and complete defense to, and the Parties hereby consent that it may be used as the basis of dismissal of, any action, suit or proceeding based on any claims whatsoever released by this Agreement.

9.	General.

(a) Integration; Entire Agreement; Modification; Amendment; and Waiver. This Agreement is the entire agreement of the Parties regarding settlement of the Litigation and preservation of rights arising in connection with the 1996 License Agreement, and it supersedes any and all prior oral and/or written agreements between or among the Parties regarding the subject matter hereof, including the Litigation. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the Parties hereto. Any waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent, or a waiver or consent with respect to any other terms or provisions of this Agreement (whether or not similar). The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.

(b) Governing Law; Venue and Jurisdiction. This Agreement shall be deemed to have been made in the State of Delaware, and the validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the internal laws of Delaware, without giving effect to conflict of law principles thereof. The Parties agree that any action relating to the terms and provisions of this Agreement shall be commenced in Delaware in a court of competent jurisdiction, and further acknowledge and agree that venue shall lie exclusively in such state.

(c) Joint Drafting. The Parties acknowledge that the terms of this Agreement are the result of joint negotiation and participation among all of the Parties, each of whom was represented by competent counsel. This Agreement therefore shall be deemed to have been drafted by each and all of the Parties, and any ambiguity that is claimed or deemed to exist shall not be interpreted more strongly against any Party on the basis that such Party caused the uncertainty to exist.

(d) Knowing and Voluntary Agreement. Each Party hereby acknowledges that it has read this Agreement carefully, has been afforded sufficient time to understand the terms and effects of this Agreement, has engaged counsel to advise it on all of the terms and effects of this Agreement prior to executing this Agreement, is entering into and executing this Agreement voluntarily, and that none of the Parties, nor any of their agents or representatives, made any representations inconsistent with the terms and effects of this Agreement.

(e) Acknowledgement of Payment Condition. The Parties acknowledge and agree that their respective obligations hereunder are contingent and conditioned upon the other Party’s compliance with its obligations hereunder.

(f) Authority To Sign. Each Party represents and warrants to the other Parties that the individual executing this Agreement on such Party’s behalf is fully authorized to do so, is executing the Agreement willingly and knowingly and, further, that such individual is authorized to bind the Party on whose behalf it is executing this Agreement to the terms of all Releases, Covenants and claims, recitals, undertakings, promises and obligations of that Party as set forth in this Agreement.

(g) Counterparts; Timing. This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

(h) Headings. The headings contained in this Agreement are for ease of reference only and shall not alter the terms of this Agreement.

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IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as a sealed instrument as of December 20, 2012, and it shall be binding upon and inure to the benefit of the heirs, successors and assigns of each of the Parties hereto.

ALZHEIMER’S INSTITUTE OF AMERICA, INC.		MYREXIS, INC.

By:	/s/ Marjorie E. Curran	By:	/s/ David W. Gryska
A duly authorized representative of Alzheimer’s Institute of America, Inc.		A duly authorized representative of Myrexis, Inc. (formerly known as Myriad Pharmaceuticals, Inc.)

MYRIAD GENETICS, INC.		MYRIAD THERAPEUTICS, INC.

By:	/s/ Richard Marsh	By:	/s/ Richard Marsh
A duly authorized representative of Myriad Genetics, Inc.		A duly authorized representative of Myriad Therapeutics, Inc.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH		MAYO CLINIC JACKSONVILLE

By:	/s/ Joseph M. Colaiano	By:	/s/ Joseph M. Colaiano
A duly authorized representative of Mayo Foundation for Medical Education and Research		A duly authorized representative of Mayo Clinic Jacksonville

APPENDIX A

IN THE UNITED STATES DISTRICT COURT

FOR THE MIDDLE DISTRICT OF FLORIDA

TAMPA DIVISION

MAYO CLINIC JACKSONVILLE,

MAYO FOUNDATION FOR MEDICAL

EDUCATION AND RESEARCH,

MYRIAD GENETICS, INC., and

MYRIAD PHARMACEUTICALS, INC.,

Plaintiffs/Counter-Defendants,

v.

ALZHEIMER’S INSTITUTE OF

AMERICA, INC.,

Defendant/Counter-Plaintiff.

Case No.: 8:05-cv-00639-SDM-TBM 8:05-cv-01049-SDM-TBM STIPULATION OF DISMISSAL WITH PREJUDICE

The parties, through undersigned counsel, hereby stipulate and agree that Case Nos. 8:05-cv-00639-SDM-TBM and 8:05-cv-01049-SDM-TBM be dismissed with prejudice, with each party to bear its own costs and attorneys’ fees.

Respectfully submitted,

By:	/s/ Michael E. Florey	By:	/s/ David V. Clark

Michael E. Florey (pro hac vice)

Jonathan E. Singer (pro hac vice)

Sara Cotton (pro hac vice)

Elizabeth M. Flanagan (pro hac vice)

FISH & RICHARDSON P.C.

60 S. Sixth Street, Suite 3200

Minneapolis, MN 55042

Tel: (612) 335-5070

Fax: (612) 288-9696

florey@fr.com

singer@fr.com

cotton@fr.com

eflanagan@fr.com

William A. Rudy (pro hac vice)

David V. Clark (pro hac vice)

LATHROP & GAGE LLP

2345 Grand Boulevard, Suite 2200

Kansas City, Missouri 64108-2684

Tel: (816) 292-2000

Fax: (816) 292-2001

wrudy@lathropgage.com

dclark@lathropgage.com

Michael L. Chapman, FBN 84355

HOLLAND & KNIGHT LLP

100 North Tampa St., Suite 1400

Tampa, FL 33602-3644

Tel: (813) 227-8500

Fax: (813) 229-0134

michael.chapman@hklaw.com

Attorneys for Plaintiffs/Counter-Defendants Mayo Clinic Jacksonville, Mayo Foundation For Medical Education and Research, Myriad Genetics, Inc. and Myriad Pharmaceuticals, Inc.

Pedro F. Bajo, Jr., FBN 966029

Bajo Cuva Cohen & Turkel

100 North Tampa Street, Suite 1900

Tampa, Florida 33602

Tel: (813) 443-2199

Fax: (813) 443-2193

pedro.bajo@bajocuva.com

Dan Cleveland, Jr.

Michael G. Martin

LATHROP & GAGE LLP

4845 Pearl E. Circle, Suite 302

Boulder, CO 80301

Tel: (720)931-3012

Fax: 720/931-3001

dcleveland@lathropgage.com

mmartin@lathropgage.com

Attorneys for Defendant/Counter Plaintiff Alzheimer’s Institute of America, Inc.

APPENDIX B

TRANSFERRED PROGRAM RIGHTS AND ASSETS

This Appendix B to the Confidential Settlement Agreement, Including Releases of Claims, Covenant Not To Sue, and Stipulation of Dismissal (the “Agreement”) sets forth the terms and conditions pursuant to which Myrexis shall transfer certain Program rights and assets to AIA in connection with the settlement of the Litigation. Defined terms used in this Appendix B and not otherwise defined shall have the meanings given to them in the Agreement.

Section 1.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

(a) “Action” shall mean any civil, criminal, or administrative actions, claims, suits, demands, charges, citations, reexaminations, oppositions, interferences, decrees, injunctions, mediations, hearings, notices of violations, demand letters, litigations, proceedings, labor disputes, arbitral actions, governmental or other audits, inquiries, criminal prosecutions, investigations, unfair labor practice charges, or complaints.

(b) “Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(c) “Books and Records” shall mean all books, records, files, documents, and correspondence (i) to the extent the foregoing contain or record data or information generated, developed or compiled in the course of and specifically related to the Programs and (ii) which document the creation, filing, prosecution, issuance, maintenance, enforcement or defense of any Intellectual Property Rights, in all forms, including electronic, in which they are stored or maintained, in each case that are Controlled by Myrexis or any of its Affiliates. For clarity, “Books and Records” will not include any of the foregoing to the extent any of the foregoing contain data or information other than data and information generated, developed or compiled in the course of and specifically related to the Programs (any such other data and information contained in any Books and Records being referred to herein as the “Non-Program Information”), and any Non-Program Information delivered as a part of the Books and Records conveyed herein shall be treated as Confidential Information of Myrexis and returned to Myrexis promptly upon its discovery by AIA or upon Myrexis’ request.

(d) “Confidential Information” shall mean any and all non-public, proprietary information, written or oral, including any business information, technical information or data, marketing plans, financial information, strategic plans and any other non-public proprietary information, however embodied, in any medium.

(e) “Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, lease, purchase order, letter of credit, indenture, security or pledge agreement, undertaking, practice, restrictive covenant, plan, license, instrument, obligation or commitment relating to the Conveyed Assets and to which Myrexis is a party or is bound, whether oral or written.

(f) “Control” or “Controlled” means with respect to the Conveyed Assets, the possession by Myrexis of the right (other than pursuant to this Agreement) to assign each such Conveyed Asset as provided herein without violating the terms of any agreement with or incurring any obligation of payment to any Third Party and without violating any applicable laws.

(g) “Conveyed Assets” shall mean all of Myrexis’s right, title and interest in and to the following:

(i)	the Intellectual Property Rights, including those Patents listed or described in Exhibit A;

(ii)	all Books and Records listed or described on Exhibit B;

(iii)	all of Myrexis’s rights under the Contracts identified on Exhibit C (collectively, the “Transferred Contracts”);

(iv)	all Inventory listed on Exhibit D;

(v)	all Permits listed on Exhibit E; and

(vi)	all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, arising under the Intellectual Property Rights, including, without limitation, any such right or item that arose on or before the Effective Date.

The Conveyed Assets expressly exclude any of the foregoing to the extent the foregoing relates to, is used in or arises out of Myrexis’ program intended to develop any composition of matter in the [MX90745 Series of compounds], or any analog, homolog, derivative or isomer of any composition of matter in the [MX90745 Series of compounds], together with all formulations, line extensions and modes of administration thereof, including but not limited to the drug candidate Azixa.

(h) “Default” shall mean (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration.

(i) “Employee” shall mean any current or former employee, consultant, independent contractor, advisor or director of Myrexis or any Affiliate of Myrexis.

(j) “Employee Compensation Arrangements” shall mean any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, change of control arrangement, severance agreement or other employee compensation agreement.

(k) “Governmental Body” shall mean any (i) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, provincial, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(l) “Intellectual Property Rights” shall mean, to the extent Controlled by Myrexis and generated, developed or compiled in the course of and specifically related to the Programs, any or all of the following: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisionals, reexaminations, renewals, extensions, provisionals, supplementary protection certificates, continuations and continuations in-part thereof, and equivalent or similar registered rights anywhere in the world (“Patents”), and (ii) all trade secrets and other rights in know-how and confidential or proprietary information, inventions and discoveries, in each case, recorded in the Books and Records, including without limitation invention disclosures.

(m) “Inventory” shall mean, to the extent Controlled by Myrexis, all of the raw materials, compound samples, biological samples, work in process, and similar items, produced in the course of a Program and held by or on behalf of Myrexis, in each case wherever the same may be located.

(n) “Liabilities” shall mean any and all direct or indirect liabilities, indebtedness, obligations, commitments, expenses, claims, deficiencies, guarantees or endorsements of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, un-matured, determined or undeterminable, on- or off-balance sheet, or other, including those arising under any Regulation or Action or undertaking or otherwise.

(o) “Permits” shall mean all licenses, permits, approvals, authorizations, consents or orders of, or filings with, any Governmental Body, whether foreign, federal, state or local, or any other Person, that are necessary for the development, testing, manufacture, marketing or commercialization of a drug candidate as conducted by Myrexis as a part of a Program before the Effective Date and Controlled by Myrexis, other than those licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings which relate to the operations of the Myrexis generally.

(p) “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

(q) “Program” means that portion of the business and operations of Myrexis comprising any of (A) Myrexis’ program intended to create heat shock protein 90 inhibition drugs, (B) Myrexis’ program intended to create cancer metabolism inhibition drugs, and/or (iii) Myrexis’ program intended to create small molecule anti-interferon (IKK /TBK1 inhibition) drugs, and “Programs” means the foregoing collectively.

(r) “Regulations” shall mean any laws, statutes, ordinances, regulations, rules, codes, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other Governmental Body, and including, without limitation, environmental laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health regulations, and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

(s) “Representative” with respect to any Person shall mean any officer, director, principal, attorney, agent, employee or other representative of such Person.

(t) “Tax” or “Taxes” shall mean any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, escheat, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(u) “Tax Excluded Liabilities” means any Taxes of Myrexis for any taxable period, and any liability for Taxes arising from or attributable to the operation of the Programs or the use or ownership of the Conveyed Assets for all taxable periods (or portions thereof), before the Effective Date.

(v) “Third Party” shall mean any Person other than AIA or Myrexis or their Affiliates.

Section 1.02 Assignment of Conveyed Assets to AIA. Myrexis hereby represents and warrants to AIA that, to the best of Myrexis’ knowledge, Myrexis owns the Conveyed Assets free and clear of any and all liens. Subject to the terms and conditions set forth herein, on the Effective Date, Myrexis shall assign, convey and transfer to AIA all of Myrexis’s right, title and interest in and to the Conveyed Assets.

Section 1.03 Assumption of Assumed Liabilities; Excluded Liabilities.

(a) Subject to the terms and conditions set forth in this Agreement, AIA assumes and hereafter shall pay, perform and discharge when due only the Liabilities of Myrexis under the Transferred Contracts (the “Assumed Liabilities”); provided, however, that the Assumed Liabilities do not include any Liabilities under the Transferred Contracts or otherwise that arise from (i) obligations accruing before, or arising from events occurring before, the Effective Date, (ii) the conduct of the Parties before the Effective Date, including without limitation, in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, or (iii) Defaults thereunder or breaches thereof before the Effective Date, in each case whether a claim is made before, on or following the Effective Date. AIA further expressly assumes all Liabilities arising after the Effective Date out of, in connection with, or relating to the further conduct of the Programs, including but not limited to any costs associated with further development efforts and costs of the preparation, filing, prosecution and maintenance of Intellectual Property Rights and costs related to the storage and maintenance of Inventory (the “Ongoing Program Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, other than the Assumed Liabilities and the Ongoing Program Liabilities, AIA is not assuming and shall not assume or otherwise be responsible for any other Liabilities or indebtedness whether of Myrexis or of any Affiliate of Myrexis, any predecessor of same or any prior owner of all or part of the Programs or the Conveyed Assets (collectively, the “Excluded Liabilities”). Myrexis shall remain responsible for the Excluded Liabilities, which shall be paid, performed and discharged by Myrexis. Without limiting the foregoing, Excluded Liabilities means every Liability of Myrexis other than the Assumed Liabilities and the Ongoing Program Liabilities, including, without limitation, any Liability of Myrexis under the Agreement or on account of any of the transactions contemplated hereby, including, without limitation, any Liability of Myrexis to attorneys, accountants, brokers, or others for services rendered or expenses incurred by or on behalf of the Myrexis in connection with the preparation, negotiation and execution of the Agreement; any wages, salaries, bonuses, commissions, vacation or holiday pay, post retirement medical benefits, fringe benefits, long-term disability benefits, life insurance benefits, or duties, obligations or liabilities arising under any employee benefit plan, policy or practice, relating to Employees of Myrexis or other amounts due to any Employees of Myrexis, including under all Employee Compensation Arrangements; Tax Excluded Liabilities; all accounts payable or other accrued expenses of Myrexis arising out of activities related to the Programs prior to the Effective Date; and all indebtedness of Myrexis for borrowed money, all amounts owed by and obligations of Myrexis evidenced by notes, bonds, debentures or other similar instruments, all amounts owed by and all obligations of Myrexis as lessee under leases that have been recorded as capital leases, in accordance with generally accepted accounting principles as applied in the United States, all liabilities and obligations, contingent or otherwise, under acceptances, letters of credit or similar facilities, all obligations under conditional or installment sale or other title retention Contracts relating to purchased property, and all guarantees of any of the foregoing of another Person, other than the Assumed Liabilities and the Ongoing Program Liabilities.

(b) For a period of six (6) months after the Effective Date (the “Indemnification Period”), Myrexis agrees to indemnify and hold harmless AIA for any Excluded Liabilities that are asserted against AIA by any Third Party during the Indemnification Period, up to a maximum, for all such claims, of Fifty Thousand Dollars ($50,000). Myrexis agrees promptly after the Effective Date to deposit such amount under a mutually acceptable escrow arrangement, and any funds remaining in escrow at the expiration of the Indemnification Period shall be returned by the escrow agent to Myrexis.

(c) In order to help defray for a brief period of time after the Effective Date certain of the Ongoing Program Liabilities, Myrexis also agrees to pay AIA on the Effective Date the amount of Four Thousand Dollars ($4,000) in Inventory storage costs, which amount is to be in addition to the Settlement Payment set forth in Section 1 of the Agreement.

Section 1.04 Transfer Taxes. Each Party shall be responsible for the aggregate amount of any and all transfer, sales, value-added, use, gross receipts, registration, stamp duty, excise or similar taxes that may be due and payable by such Party in connection with the sale or purchase of the Conveyed Assets (the “Transfer Taxes”). The Party required by law to file a tax return with respect to such Transfer Taxes shall do so within the time period prescribed by law.

Section 1.05 Myrexis Deliverables. On or before the Effective Date, Myrexis shall, at its sole cost, deliver to AIA duly executed by Myrexis, the Patent Assignment in the form attached hereto as Exhibit F. Further, Myrexis shall, promptly after the Effective Date, arrange to make physical delivery of all of the Conveyed Assets which are in tangible form, or with respect to Inventory held by any Third Party, shall have notified such Third Party that such Inventory has been conveyed to AIA. Myrexis hereby represents and warrants to AIA that Myrexis has received no notice from any Third Party claiming that the Conveyed Assets or the Programs infringe such Third Party’s patents. Finally, for a period of three (3) months after the Effective Date, with respect to any Third Party which has contacted Myrexis about the possibility of acquiring or licensing any or all of the Conveyed Assets or Programs, (i) Myrexis shall provide AIA with the identity of such Third Party, provided that Myrexis is not prohibited from doing so by the terms of any non-disclosure or confidentiality agreement or obligation to another person, and (ii) Myrexis shall inform such Third Party of the transfer of the Conveyed Assets and Programs and suggest that such Third Party contact AIA directly.

Section 1.06 AIA Deliverables. As of the Effective Date, AIA shall deliver to Myrexis duly executed counterparts of the Patent Assignment.

Section 1.07 Transition Consulting Services. After the Effective Date, Myrexis agrees to make the following Myrexis employees reasonably available during normal business hours, by telephone or in person in Salt Lake City, Utah, for the time periods described below, to answer questions of, consult with or otherwise assist AIA in the transition of the Conveyed Assets as AIA may reasonably request:

(a) Brian Dowd and Kenton Zavitz, from the Effective Date through January 18, 2013.

(b) Andrea Kendell, for a total of up to sixteen (16) hours, from the Effective Date through February 28, 2013, or the date of her earlier separation from full-time employment with Myrexis.

Section 1.08 Taking of Necessary Action; Further Action. From time to time after the Effective Date, Myrexis shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and shall use commercially reasonable efforts to take such additional actions, in each case as AIA may reasonably request as necessary to transfer, convey and assign to AIA, and to confirm AIA’s title to or interest in, the Conveyed Assets, to put AIA in actual possession and operating control thereof, and to assist AIA in exercising all rights with respect thereto. In furtherance of the foregoing, Myrexis will use commercially reasonable efforts to identify and provide AIA access to, all inventors, potential inventors, attorneys, agents, and other persons associated with the patents and patent applications assigned herein as reasonably requested by AIA for the purpose of providing information to AIA and/or executing all documents necessary or reasonably desired by AIA to maintain, prosecute, or otherwise secure or preserve AIA’s rights in such patents and patent applications, including without limitation, providing information about the invention claimed in such patents and patent applications and executing all applications, continuations, continuations-in-part, letters, assignments, powers of attorney, supplemental declarations, requests for continuing examination, inter parties review documents, transfers, affidavits, declarations, consents, waivers, and other matters as reasonably requested by AIA, all at the expense of AIA, to secure or preserve such protection or rights.

Section 1.09 “As Is” Transaction. Except as otherwise provided in this Agreement: (I) AIA HEREBY ACKNOWLEDGES AND AGREES THAT MYREXIS MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE CONVEYED ASSETS; (II) WITHOUT IN ANY WAY LIMITING THE FOREGOING, MYREXIS HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE CONVEYED ASSETS; (III) AIA FURTHER ACKNOWLEDGES THAT AIA WILL ACCEPT THE CONVEYED ASSETS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

Section 1.10 Confidential Information. To the extent AIA may receive or be in possession of Non-Program Information, AIA shall (i) not use such Non-Program Information of Myrexis for any purpose and (ii) not disclose such Non-Program Information to any Third Party without Myrexis’ prior written consent. AIA shall in all respects treat all Non-Program Information at least as carefully as AIA treats its own Confidential Information and shall carry out such security measures as it follows to protect its own Confidential Information, but in no event shall AIA use less than reasonable care to prevent unauthorized disclosure or use of such Non-Program Information. Notwithstanding the foregoing, Non-Program Information shall not include any information that: (i) is already known to AIA at the time of disclosure; (ii) is generally available to the public or becomes publicly known through no breach of this Agreement by AIA; (iii) is received by AIA from a Third Party who was not, to AIA’s knowledge, under an obligation of confidentiality to Myrexis; or (iv) is developed independently by AIA without use of, or access to, Non-Program Information, as evidenced by AIA’s written records. If AIA becomes legally compelled to disclose Non-Program Information, AIA shall provide prompt notice to Myrexis and AIA shall cooperate with Myrexis so that a protective order or other appropriate remedy may be sought in advance of such disclosure, unless Myrexis agrees to authorize AIA to disclose such Non-Program Information. In the event that such protective order or other remedy is not obtained, or that Myrexis waives compliance with the provisions of this Agreement, AIA agrees that it shall furnish only that portion of such Non-Program Information that it is required to disclose, based on the opinion of counsel, and shall take all reasonable efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to such Non-Program Information.

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